EXHIBIT 13

ARCA U.S. TREASURY FUND FINANCIAL OFFICER CODE OF ETHICS

Adopted as of December 11, 2019 Purposes of the Financial Officer Code of Ethics (this “Code”)

The reputation and integrity of Arca U.S. Treasury Fund (the “Fund”) are valuable assets that are vital to the Fund’s success. Each officer of the Fund, including each of the Fund’s senior financial officers (“SFOs”), is responsible for conducting the Fund’s business in a manner that demonstrates a commitment to the highest standards of integrity. SFOs include the principal executive officer, the principal financial officer and any person who performs a similar function.

The Fund has adopted a Code of Ethics under Rule 17j-1 (the “Rule 17j-1 Code”) under the Investment Company Act of 1940, as amended. The Fund’s Rule 17j-1 Code is designed to prevent certain conflicts of interest that may arise when officers, employees, or directors know about present or future Fund transactions, have the power to influence those transactions; and engage in securities transactions in their personal account(s).

The Fund has chosen to adopt this Code for the purpose of promoting:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the SEC, and in other public communications made by the Fund;
•	Compliance with applicable laws and governmental rules and regulations;
•	The prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and
•	Accountability for adherence to this Code.

This Code should be read in conjunction with the Fund’s other policy statements, including its Rule 17j-1 Code and its Disclosure Controls and Procedures.

Principles for the Handling of Financial Information

Under this Code, the Fund has adopted the following principles to govern the manner in which SFOs perform their duties. Persons subject to these guidelines include the principal executive officer, the principal financial officer, and any Fund officer or employee who performs a similar function or who participates in the preparation of any part of the Fund’s financial statements. Specifically, persons subject to this Code shall:

•	Act with honesty and integrity

•	Avoid actual or apparent conflicts of interest with the Fund in personal and professional relationships
•	Provide information to the Fund’s employees (if any) and service providers (adviser, administrator, outside auditor, outside counsel, custodian, etc.) that is accurate, complete, objective, relevant, timely, and understandable
•	Endeavor to ensure full, fair, timely, accurate, and understandable disclosure in the Fund’s periodic reports
•	Comply with the federal securities laws and other applicable laws and rules, such as the Internal Revenue Code of 1986, as amended
•	Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or subordinating independent judgment to another end
•	Respect the confidentiality of information acquired in the course of their work, except where disclosure is expressly permitted or is otherwise legally mandated
•	Record (or participate in the recording of) entries in the Fund’s books and records that are accurate

•         Refrain from using confidential information for personal advantage Violations of this Code

Any action that directly or indirectly contravenes one or more of the principles outlined above shall be treated as a violation of this Code unless good cause for such apparent contravention is found to exist.

Dishonest or unethical conduct or conduct that is illegal will constitute a per se violation of this Code, regardless of whether this Code refers to that particular conduct.

A violation of this Code may result in disciplinary action, up to and including termination of employment. The Fund must and will report all suspected criminal violations to the appropriate authorities for possible prosecution, and will investigate, address and report as appropriate, non- criminal violations.

Enforcement of this Code

Violations

All persons subject to this Code who observe, learn of, or, in good faith, suspect a current or threatened violation of this Code must immediately report the violation in writing to the chief compliance officer of the Fund (the “Chief Compliance Officer”), another member of the Fund’s senior management or to the Audit Committee of the Board. An example of a possible Code violation is the preparation and filing of financial disclosure that omits material facts, or that is accurate but is written in a way that obscures its meaning.

Disclosures

All persons subject to this Code shall file a letter (a “Disclosure Letter”) regarding any transaction or relationship that reasonably appears to involve an actual or apparent conflict of interest with the Fund within ten days of becoming aware of such transaction or relationship. A Disclosure Letter should be prepared regarding these transactions or relationships whether you are involved or have only observed the transaction or relationship. All Disclosure Letters shall be submitted to the Chief Compliance Officer, or if it is not possible to disclose the matter to the Chief Compliance Officer, then the Disclosure Letter shall be submitted to another member of the Fund’s senior management or to the Audit Committee of the Board.

An executive officer of the Fund or the Audit Committee will review all Disclosure Letters and determine whether further action is warranted. All determinations will be documented in writing and will be maintained by the Chief Compliance Officer or other appropriate officers of the Fund.

Outside Service Providers

Because service providers to the Fund, such as the Administrator, outside accounting firm, and custodian, provide much of the work relating to the Fund’s financial statements, you should be alert for actions by service providers that may be illegal, or that could be viewed as dishonest or unethical conduct. You should report these actions to the Chief Compliance Officer even if you know, or think, that the service provider has its own code of ethics covering persons who are Fund SFOs or employees.

Non-Retaliation Policy

SFOs who report violations or suspected violations in good faith will not be subject to retaliation of any kind. Reported violations will be investigated and addressed promptly and will be treated confidentially to the extent possible.

Annual Certification

SFOs will receive training on the contents and importance of this Code and related policies and the manner in which violations must be reported and how Disclosure Letters must be submitted. Each SFO will be asked to certify on an annual basis, on the form of certification set forth in Appendix A to this Code, that he/she is in full compliance with this Code and any related policy statements.

Questions about this Code

The Fund’s Board of Directors has designated Douglas Tyre to be the Chief Compliance Officer for purposes of implementing and administering this Code. Any questions about this Code should be directed to the Chief Compliance Officer.

APPENDIX A

Arca U.S. Treasury Fund

Acknowledgment Regarding Financial Officer Code of Ethics

I have received a copy of the Financial Officer Code of Ethics (the “Code”) of the Fund, read it, and understand that the Code contains the expectations of the Fund regarding conduct. I agree to observe the policies and procedures contained in the Code and have been advised that, if I have any questions or concerns relating to such policies or procedures, I understand that I have an obligation to report to the Audit Committee of the Fund and/or the Chief Compliance Officer of the Fund any suspected violations of the Code of which I am aware. I also understand that the Code is issued for informational purposes and that it is not intended to create, nor does it represent, a contract of employment.

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